This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer by CVRD Canada Inc., you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Georgeson’s North American toll-free number at 1-866-264-4715 or collect at 416-847-7159. Bankers and brokers may call at 212-440-9800.
SUPPLEMENT
TO THE
NOTICE OF CHANGE TO
DIRECTORS’ CIRCULAR
RELATING TO THE OFFER BY
CVRD CANADA INC.
A WHOLLY-OWNED SUBSIDIARY OF
COMPANHIA VALE DO RIO DOCE
TO PURCHASE
ALL OF THE OUTSTANDING COMMON SHARES OF
INCO LIMITED
FOR CDN.$86.00 IN CASH PER INCO SHARE
September 25, 2006
Notice to United States Securityholders:
The Offer by CVRD Canada Inc. is in respect of securities of a Canadian issuer. The enforcement by United States securityholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.

SUPPLEMENT TO THE NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR DATED
SEPTEMBER 25, 2006
      The information contained in this Supplement is supplemental to the information contained in the Notice of Change to Directors’ Circular dated September 25, 2006 (the “Third Notice of Change”) and forms part of the Third Notice of Change. The information contained in the Supplement is given as of September 25, 2006. Defined terms used but not defined in this Supplement have the meanings given to them in the Directors’ Circular, the First Notice of Change, the Second Notice of Change and the Third Notice of Change.
RECENT DEVELOPMENTS
      On September 25, 2006, CVRD announced that it intends to extend the expiry date of the CVRD Offer from 8:00 p.m. (Toronto time) on Thursday, September 28, 2006 to 8:00 p.m. (Toronto time) on Monday, October 16, 2006 and that it will mail a formal notice of variation and extension to Inco Shareholders as soon as practicable. CVRD stated that this extension is intended to provide additional time to obtain a net benefit ruling under the Investment Canada Act and to allow for expiry of the Phase I review period under the EU Merger Regulation. CVRD has indicated that all other terms and conditions of the CVRD Offer remain unchanged.
      CVRD also announced that it has been advised by the Investment Review Division of Industry Canada that the Minister of Industry (the “Minister”) will exercise his right to extend the review period under the Investment Canada Act for a further 30 days, although the Minister may issue a ruling at any time during the review period.

DIRECTORS’ APPROVAL
      The contents of this Supplement have been approved, and the delivery thereof has been authorized, by the Board of Directors.

By Order of the Board of Directors

(signed) Simon A. Fish
Executive Vice President,
General Counsel & Secretary

QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN
THIS DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT:
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free Number: (866) 264-4715 or
Collect (416) 847-7159
Banks and Brokers call (212) 440-9800